UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: April 14, 2011 (Date of earliest event reported)
PG&E CORPORATION
(Exact Name of Registrant as specified in Charter)
California	1-12609	94-3234914
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Market, Spear Tower, Suite 2400, San Francisco, CA	94105
(Address of principal executive offices)	(Zip code)
415-267-7000
(Registrant’s Telephone Number, Including Area Code)
N/A
(Former Name or Former Address, if Changed Since Last Report)

PACIFIC GAS AND ELECTRIC COMPANY
(Exact Name of Registrant as specified in Charter)
California	1-2348	94-0742640
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

77 Beale Street, P. O. Box 770000, San Francisco, California		94177
(Address of principal executive offices)		(Zip code)
(415) 973-7000
(Registrant’s Telephone Number, Including Area Code)
N/A
(Former Name or Former Address, if Changed Since Last Report)

          Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting Material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 - Other Events

2011 Gas Transmission and Storage Rate Case

On April 14, 2011, the California Public Utilities Commission (“CPUC”) issued a decision in Pacific Gas and Electric Company’s (“Utility”) 2011 Gas Transmission and Storage (“GT&S”) rate case.  The decision approves the settlement agreement, known as the Gas Accord V Settlement Agreement (“Gas Accord V”), entered into among the Utility and other parties to determine the rates and terms and conditions of the Utility’s gas transmission and storage services for a four-year period beginning January 1, 2011.  The decision also resolves several objections raised by the other two California gas utilities.

The CPUC authorized a 2011 natural gas transmission and storage revenue requirement of $514 million, an increase of $52 million over the 2010 adopted revenue requirement.  With attrition increases, the Utility’s revenue requirements for 2012, 2013, and 2014 will be $541 million, $565 million, and $582 million, respectively.  The Utility also has been authorized to recover (through natural gas transmission and storage rates) revenue requirements for other costs, such as the cost of electricity used to operate natural gas compressor stations and other costs, that are determined in the Utility’s 2011 General Rate Case or other Utility regulatory proceedings.  Customer rates for the remainder of 2011 will be adjusted to allow the Utility to recover the authorized revenue requirements from January 1, 2011.

The decision also requires the Utility to file a semi-annual safety report, beginning October 1, 2011, with the CPUC’s Energy Division and the CPUC’s Consumer Protection and Safety Division to provide details about the Utility’s use of funds budgeted for pipeline safety, reliability and integrity projects and activities, including an explanation of whether the Utility has under-spent or over-spent funds.  The reports will provide CPUC staff with the necessary details to: (1) monitor what storage and pipeline-related safety, reliability, and integrity capital projects and maintenance activities are being undertaken by the Utility and the amounts spent on such activities, (2) determine whether projects that have been identified by the Utility with high risk assessments are being carried out or whether other higher-risk projects have been undertaken instead, (3) determine the Utility’s rationale for reprioritization of projects, and (4) monitor the status of the Utility’s compliance with federal regulations.

CPUC Resolution Regarding the Tax Relief Act

On April 14, 2011, the CPUC adopted a resolution establishing a one-way memorandum account for certain rate-regulated utilities, including the Utility, to record the net change in the cost of providing utility service associated with the Tax Relief, Unemployment Insurance Reauthorization, and Job Creation Act signed into law in December of 2010 (“Tax Relief Act”).  For qualified property placed into service after September 8, 2010 and before January 1, 2012, the Tax Relief Act allows the Utility to take a tax deduction for the entire cost of its investment in the same year that the property was placed into service.  For qualified property placed into service in 2012 (as well as a portion of the investment on certain property placed into service in 2013 if construction had begun before January 1, 2013) the Utility may take a deduction for one-half of the cost of the investment in the same year that the property was placed into service with the remaining investment cost recovered over a normal depreciation period.  As a result of the accelerated tax depreciation the Utility’s federal tax payments are expected to be lower. The memorandum account established by the resolution allows the Utility to use the cash benefit for additional capital investments.  Specifically, the account will track: (1) the reduction in revenue requirements that is due to lower rate base resulting from deferred tax liabilities related to the accelerated federal tax depreciation, (2) the increase in revenue requirements associated with incremental capital investments that are made on behalf of Utility customers, and (3) other changes in revenue requirements attributable to other effects of the Tax Relief Act.

The memorandum account will be applicable to CPUC-jurisdictional assets only and is not expected to impact investments that have separate ratemaking treatment such as the Utility’s program to install an advanced metering system. The net benefits of the Tax Relief Act related to those separately funded projects will automatically flow to customers under existing balancing account mechanisms.  The memorandum account will be in effect for capital investments (other than those related to natural gas transmission operations) until 2014, the test year of the Utility’s next general rate case.  The memorandum account will be in effect for capital investments related to natural gas transmission operations until 2015, the test year for the Utility’s next gas transmission and storage rate case.  In each rate case, the CPUC will determine the disposition of the memorandum account.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned hereunto duly authorized.

PG&E CORPORATION

Dated: April 14, 2011	By:	LINDA Y.H. CHENG
LINDA Y.H. CHENG Vice President, Corporate Governance and Corporate Secretary

PACIFIC GAS AND ELECTRIC COMPANY

Dated: April 14, 2011	By:	LINDA Y.H. CHENG
LINDA Y.H. CHENG Vice President, Corporate Governance and Corporate Secretary